Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
NeuroMetrix, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share (2)	457(c) and 457(h)	300,000 (3)	$3.21 (4)	$963,000	$0.0000927	$89.27
Equity	Common Stock, par value $0.0001 per share (2)	457(c) and 457(h)	50,000 (5)	$3.21 (4)	$160,500	$0.0000927	$14.88
Total Offering Amount					$1,123,500		$104.15
Total Fee Offsets							—
Net Fee Due							$104.15

(1)Represents shares of common stock, par value $0.0001 per share (“Common Stock”) (i) that may be issued upon the exercise of options or issuance of other stock-based awards that may be hereafter granted under the NeuroMetrix, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and (ii) shares of Common Stock that may be issued under the NeuroMetrix, Inc. Employee Stock Purchase Plan (the “ESPP” and together with the 2022 Plan, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)Pursuant to the Shareholder Rights Agreement, dated as of March 7, 2007, between NeuroMetrix, Inc. and American Stock Transfer & Trust Company, as amended, each share of Common Stock has an attached right to purchase a fraction of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company (the “Rights”), which Rights are not currently exercisable, on the terms set forth in the Rights Agreement. No separate consideration will be received for the Rights.
(3)Represents the number of shares of Common Stock reserved for issuance upon the exercise of options or the issuance of other stock-based awards that may be hereafter granted under the 2022 Plan.
(4)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Common Stock as reported on the Nasdaq Stock Market on May 16, 2022.
(5)Represents the number of additional shares of Common Stock that may be issued under the ESPP as a result of the automatic increase in the number of shares reserved under the ESPP on January 1, 2022.